Exhibit 10.10

October 26, 2011

Andrea L. Mancuso

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear Andrea:

On behalf of Primus Telecommunications, Inc. (the “Company”), it is my pleasure to offer you full-time employment for the position of Associate General Counsel & Assistant Secretary, reporting to John Filipowicz, Acting General Counsel & Chief Administrative Officer (CAO). You will be based out of the McLean, Virginia office. Your start date will be Monday, November 14, 2011, subject to the conditions set forth herein.

This offer is subject to written affirmation of the Company’s Code of Ethics, Confidentiality Agreement and other policies and successful completion of a background check and drug screen within two weeks of the execution of this letter. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your semi-monthly salary will be $7,083.34, which is $170,000.00 annually. Beginning in 2011, you will be eligible for a prorated annual bonus targeted at 20% of your annual base salary based upon performance criteria, approved by the Company’s Board of Directors’ Compensation Committee. Your bonus will be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured; i.e., March 2012 for 2011 performance provided you are employed on the payment date.

You will also have the opportunity for a future short-term incentive equity grant consistent with other positions at your level, pending approval of the equity grants by the Company’s Board of Directors.

Effective on your start date, you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities. Providing you have met the minimum age requirement on the 1st of the quarter following your date of hire, you will be automatically enrolled in the 401(k) Plan.

In addition to the benefits listed above, you will be eligible to accrue paid time off (“PTO”) at 7.33 hours per pay period, which equates to 22 days of PTO per completed calendar year. You will be eligible to carry forward a maximum of 5 days of PTO.

If this offer is acceptable, please sign in the space below and return to me by Tuesday, November 1, 2011.

Kind regards,

/s/ Jamie L. Barkovic
Jamie L. Barkovic
Director, Human Resources

cc:	John Filipowicz, Acting General Counsel & CAO

/s/ Andrea L. Mancuso	10/27/2011
Agreed and Accepted: Andrea L. Mancuso	Date